Exhibit 99.1

American Energy Group, Ltd. Announces Contract for Acquisition of Working Interests in Sanjawi and Zamzama North Blocks, Pakistan

WESTPORT, Conn.--(BUSINESS WIRE)--October 29, 2009--The American Energy Group, Ltd. (OTC.BB: AEGG) announced today that it has executed an agreement to acquire from Hycarbex-American Energy, Inc. (“Hycarbex”) a two and one half percent (2-1/2%) working interest in each of the 2,258 square kilometer Sanjawi Block No. 3068-2, Zone II, Baluchistan Province, Pakistan, and 1,229 square kilometer Zamzama North Block No. 2667-8, Zone III, Sindh Province, Pakistan. Each concession block is operated by Heritage Oil and Gas Limited. Heritage Oil and Gas Limited is an affiliate of Heritage Oil, plc, an independent oil and gas company which focuses its oil and gas operations on Africa, the Middle East, and Russia. Heritage Oil’s shares trade on the London Stock Exchange under the symbol HOIL with a secondary listing on the Toronto Stock Exchange under the symbol HOC. Other working interest participants in the two Blocks are Sprint Energy (Private) Limited, an affiliate of Pakistan-based JS Group, and Trakker Energy (Private) Limited, an affiliate of Pakistan-based TPL Holdings, Ltd.

Under the terms of the agreement, the American Energy Group, Ltd.’s 2-1/2% working interests are “carried” by Hycarbex for the initial two (2) wells on the Sanjawi Block and the initial three (3) wells on the Zamzama North Block. The term “carried” means that the costs associated with work programs, seismic, road preparation, drillsite preparation, rig and equipment mobilization, drilling, reworking, testing, logging completion and governmental fees (except taxes on production) shall be borne entirely by Hycarbex. Infrastructure costs such as pipelines and surface facilities constructed after the first discovery well on each Block are not carried. After the initial carried wells have been drilled, American Energy Group, Ltd. shall bear its proportionate share of drilling and exploration costs. The agreement provides an option to American Energy Group, Ltd. to convert its working interest in any well at any time to a 1.5% gross royalty interest free of any exploration costs or operating costs.

The consideration paid by American Energy Group, Ltd. includes 2,000,000 shares of Common Stock and 100,000 Warrants to purchase Common Stock with a 3-year duration and an exercise price of $1.75 per share. The Warrants are redeemable by American Energy Group, Ltd. in the event that the Common Stock trades at $2.00 or more for twenty (20) consecutive trading days. American Energy Group, Ltd. has also agreed to pay to Hycarbex a contingent cash consideration to be derived from the funds on deposit with Hycarbex under a 2006 agreement engaging Hycarbex to locate and assist in obtaining concession interests in Pakistan. The amount of the cash consideration will not be determined until American Energy Group, Ltd. achieves a specified level of royalty income from the Yasin Concession Block No. 2768-7.

Commenting on the agreement, Pierce Onthank, President and CEO of American Energy stated, “American Energy is very pleased to acquire such valuable resources in Pakistan while adhering to our business model of limiting the financial risks associated with oil and gas exploration. We are very excited to participate in these high caliber properties operated by Heritage Oil, an internationally known and well respected operator.”

This news release contains forward-looking statements. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance and underlying assumptions and other statements, including potential production rates and potential reserves, which estimates are unproven and not based upon actual production data or historical facts. These statements are subject to uncertainties and risks including, but not limited to, economic conditions, drilling risks and actual operating conditions and results, deviation in costs of critical equipment and services, deviation in production decline rates, the impact of competition and commodity pricing, and domestic and foreign governmental regulation and approvals.

The United States Securities and Exchange Commission (“SEC”) permits the disclosure in SEC filings of only “proved reserves” by oil and gas companies. Proved reserves are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. The term “probable reserves” when used by the Company in its disclosures means reserves which are more likely than not to be recoverable. The term “possible reserves” when used by the Company in its disclosures means reserves which are less likely to be recoverable than probable reserves. Estimates of probable reserves and possible reserves are more uncertain than estimates of proved reserves and thus are subject to substantially greater risk of not being realized.

All forward-looking statements in this disclosure, whether written or oral, and whether made by, or on behalf of the Company are expressly qualified by the above cautionary statements and any other cautionary statements which accompany the forward-looking statements. In addition, the Company disclaims any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

CONTACT:
The American Energy Group, Ltd.
Pierce Onthank, 203-222-7315
President and CEO
mail@aegg.net